INTEGRATED BRAND SOLUTIONS INC.
705-1080 Howe Street
Vancouver, BC V6Z 2T1

July 17, 2005

ABS Capital Finance Inc. 306 Victoria House Victoria, Mahe, Seychelles Attention: Laura Mouck and to: All of the shareholders of ABS Capital Finance Inc.

Dear Sirs:

RE: Acquisition of all of Intellectual Property and rights attached thereto relating to the Seraph technology

The purpose of this letter is to confirm our intentions regarding the proposed acquisition (the "Acquisition") by Integrated Brand Solutions Inc. (the "Purchaser") from ABS Capital Finance Inc. (the "Vendor") of all of the Vendors rights, title and interest in and to all of the registered and unregistered trademarks, trade names, copyrights, designs and other industrial and intellectual property that relates and is required to develop and exploit the Seraph technology (collectively, the "Assets").

Acquisition

The Vendor will sell and transfer to the Purchaser and the Purchase will purchase from the Vendor, the Assets. As consideration for the purchase and sale of the Assets, the Purchaser will issue to the Vendor or its nominee(s) an aggregate of 16,000,000 voting common shares in the capital of the Purchaser (the "Shares") to be paid on the completion of the Acquisition. The Completion of the sale and purchase of the Assets will be September 5, 2005 or such other date as the parties may agree to in writing.

Conditions to completion of the Acquisition

The parties' obligations to complete the Acquisition are expressly subject to the following conditions precedent, to be satisfied or waived by the party receiving the benefit thereof:

(i) Each of the Purchaser and the Vendor providing the other with written notice of the satisfactory completion of its due diligence review of all matters relating to the Acquisition on or before July 20, 2005.

(ii) The negotiation, execution and delivery of a definitive Asset Purchase and Sale Agreement on or before July 31, 2005.

(iii) The receipt of all necessary regulatory approvals and consent, and the approval of the shareholders of the Vendor to the sale and transfer of all of the Assets to the Purchaser on or before September 1, 2005.

(iv) The Purchaser completing:

(a) concurrently with the closing of the Acquisition, a minimum US$1,500,000 in equity financing through the sale and issue of voting common shares in the capital of the Purchaser at a price of US$0.75 per voting common share; and

(b) concurrently with the closing of the Acquisition, the cancellation and return to treasury of 38,800,000 restricted common shares in the capital of the Purchaser.

(iv) The representations and warranties contained herein or in the Asset Purchase Agreement are will be true and correct at and as of the date of completion of the Acquisition.

(v) The Vendor providing substantive information about the Assets and personelle capable developing and operating the Assets for Purchaser to complete its public disclosure on the intended acquisition.

The failure by a party to satisfy or have waived a condition precedent will provide the other with a right of termination under this Agreement and on such termination this Agreement and the parties obligations hereunder will immediately be rendered null and void.

Representations and Warranties

The Vendor represents and warrants to the Purchaser as follows, with the intention that the Purchaser is relying on these representations and warranties in entering into this Agreement:

(a) The Vendor is a company duly incorporated, validly existing and in good standing in its jurisdiction of incorporation.

(b) The execution and delivery of this Agreement and completion of the Vendors of its obligations contained herein has been duly and validly authorized and this Agreement constitutes a valid and binding agreement on the part of the Vendor, enforceable against the Vendor in accordance with its terms.

(c) The Vendor owns and possesses and has good and marketable title to the Assets free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances and other claims.

The Purchaser represents and warrants to the Vendor as follows, with the intention that the Vendor is relying on these representations and warranties in entering into this Agreement:

(a) The Purchaser is a company duly incorporated, validly existing and in good standing in its jurisdiction of incorporation.

(b) The execution and delivery of this Agreement and completion of the Purchaser of it obligations contained herein has been duly and validly authorized and this Agreement constitutes a valid and binding agreement on the part of the Purchaser, enforceable against the Purchaser in accordance with its terms.

Binding Agreement: Formal Agreement

The parties acknowledge and agree that this Agreement shall be a binding and enforceable agreement on its execution by the Vendor, but it is also contemplates the execution of a formal Asset Purchase Agreement the terms of which will be based on the terms set forth in this Agreement and the parties agree to use reasonable commercial efforts to complete and execute such Asset Purchase Agreement on or before July 31, 2005. If, for any reason, the Formal Agreement is not executed, and each party has expressed satisfaction with the due diligence completed on the Assets or the Purchaser, as the case may be, to the extent that this Agreement has not been terminated as a result of a breach of one of the parties of its obligations hereunder, this Agreement will prevail.

Confidentiality

Subject to disclosure obligations under applicable laws, each party agrees that they shall not make any public pronouncements concerning the terms of this Agreement without the express written consent of the other party, such consent not to be unreasonably withheld. However, Vendor acknowledges that Purchaser is a reporting issuer in the United States and that regulatory requirements will require that it make disclosure of this transaction as soon as practicable. Vendor agrees not to trade, not allow any of its employees or agents to trade in securities of Purchaser while in possession of material information about the Purchaser that has not been publicly disclosed.

Assignment

This Agreement and the each party's obligations hereunder are not assignable without the express written approval of the other party, such approval not to be unreasonably withheld.

Force Majeure

The obligations of the parties hereto and the timeframes established in this Agreement shall be suspended to the extent and for the period that performance hereunder is prevented by and cause beyond either party's reasonable control, whether foreseeable or unforeseeable, including, without limitation, labour disputes, acts of god, laws, regulations, orders, proclamations or requests of any governmental or regulatory authority, inability to obtain on reasonable terms required permits, licenses or other authorizations, or any other matter similar to the above.

Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada and the courts thereof shall have jurisdiction over any disputes relating thereto.

If the foregoing reflects your understanding of the proposed Acquisition and if you are in agreement in principle with the terms and conditions of the proposal herein, please so acknowledge by executing an original of this letter and returning it to the Purchaser. This letter may be executed in several counterparts, each of which shall be deemed an original and such counterparts together shall constitute one and the same instrument. This letter is not valid if not countersigned and returned to the Purchaser by July 17, 2005.

Yours truly,

Integrated Brand Solutions Inc.

/s/ Steve Bajic
Authorized signatory

AGREED AND ACCEPTED this 17 day of July, 2005.

ABS Capital Finance Inc.

/s/ Laura Mouck
Authorized signatory

Equity Management Inc.
ASB Capital Finance Inc., for and on behalf of each of its shareholders of ABS Capital Finance Inc.